EXECUTION





                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1997-12

                         TERMS AGREEMENT
                   (to Underwriting Agreement,
                      dated March 21, 1996,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                            December 18, 1997
Cherry Hill, NJ 08002


           Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1997-12 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1997-12 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-24935). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1997-12 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of December 1, 1997 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $644,999,714 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $617,500,000 or greater than $682,500,000.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

                                                        Class
                                                      Purchase
                     Principal        Interest          Price
    Class             Balance           Rate          Percentage
    -----             -------           ----          ----------
    Class M         $9,029,996.00       7.00%         99.474200%
    Class B1         6,127,497.00       7.00          98.753300
    Class B2         4,837,497.00       7.00          96.568600


           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, December 30, 1997 (the "Closing Date").

           Section 4. Required Ratings: The Class M, Class B1 and
Class B2 Certificates, shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, from Fitch IBCA, Inc.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               DONALDSON, LUFKIN & JENRETTE
                                 SECURITIES CORPORATION


                               By:__________________________
                                  Name:
                                  Title:


The foregoing Agreement
is hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.


By:______________________________
   Name:
   Title: